Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-131981 on Form S-8 of our report dated March 13, 2009, September 16, 2009 as to the effects of the restatement discussed in Note 20, relating to the financial statements and financial statement schedule of FreightCar America, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement discussed in Note 20), and our report dated March 13, 2009, September 16, 2009 as to the effects of the material weakness, relating to the effectiveness of FreightCar America’s internal control over financial reporting as of December 31, 2008 (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses), appearing in the Annual Report on Form 10-K/A of FreightCar America, Inc. for the year ended December 31, 2008 filed with the Securities and Exchange Commission on September 16, 2009.
/s/ Deloitte & Touche LLP
Pittsburgh, Pennsylvania
September 30, 2009